Exhibit 11
INTERNATIONAL PAPER COMPANY
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (a)
(Unaudited)
(In millions, except per share amounts)

In millions, except per share amounts	2017	2016	2015
Earnings (loss) from continuing operations	$2,110	$802	$853
Discontinued operations	34	102	85
Net earnings (loss)	2,144	904	938
Effect of dilutive securities	—	—	—
Net earnings - assuming dilution	$2,144	$904	$938
Average common shares outstanding	412.7	411.1	417.4
Effect of dilutive securities
Restricted stock performance share plan	5.0	4.5	3.2
Average common shares outstanding - assuming dilution	417.7	415.6	420.6
Earnings (loss) per common share from continuing operations	$5.11	$1.95	$2.05
Discontinued operations	0.08	0.25	0.20
Net earnings (loss) per common share	$5.19	$2.20	$2.25
Earnings (loss) per common share from continuing operations - assuming dilution	$5.05	$1.93	$2.03
Discontinued operations	0.08	0.25	0.20
Net earnings (loss) per common share - assuming dilution	$5.13	$2.18	$2.23

(a) Attributable to International Paper Company common shareholders.